U S WEST
         Investor Relations

                                   NEWS FLASH

July 14, 1998

           - U S WEST TO REFLECT ONE TIME CHARGES RELATED TO ITS SPLIT
                              WITH MEDIAONE GROUP -

DENVER - U S WEST announced today that it will take one time charges in the second quarter totaling about $89 million after taxes, related primarily to its June 12 split-off from MediaOne Group.

Approximately $68 million of the total represents costs directly related to the split, including executive severance, legal and financial advisory fees, securities registration fees, printing and mailing costs, and internal systems and rearrangement costs. The annual proxy filing disclosed that charges were anticipated for split related costs.

The second quarter results will also reflect a $21 million after tax charge related to impairment of its Omaha video operations. U S WEST began providing video services to customers in Omaha in 1995. Although a marketing success, recent technological advances have permitted the company to pursue and use more economical VDSL technology. Phoenix is the first target city for this service.

On an operating basis, the company said it is comfortable with Wall Street's consensus estimate for the second quarter. On July 27, the company will report proforma results including the full quarterly impact of the directory business transfer from MediaOne to the new U S WEST.

In addition to these income-statement charges, the Company will also reflect a balance sheet impact of $140 million resulting from debt refinancing due to the transfer of U S WEST Dex.

U S WEST (NYSE: USW) provides a full range of telecommunications services - including wireline, wireless PCS and data networking - to more than 25 million customers nationally and in 14 western and midwestern states. More information about U S WEST can be found on the Internet at http://www.uswest.com.

Safe Harbor statement: This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation
Reform Act of 1995. Discussion of factors that may affect future results is contained in our recent filings with the Securities and Exchange Commission.

Further information: Larry Thede, 303-896-3550; Rodney Miller, 303-896-3096; Hadley Evans, 303-896-5706.
                                       ###
U S WEST Investor Relations
1801 California Street, Suite 4930, Denver, CO 80202
303-896-1277